Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Virtual Restricted Stock Unit Program 2025 of Jumia Technologies AG; of our report dated March 28, 2024 (except for the effects of the change in accounting policy disclosed in Note 23, as to which the date is March 7, 2025) with respect to the consolidated financial statements of Jumia Technologies AG for the year ended December 31, 2023, included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young S.A.

Luxembourg, Grand Duchy of Luxembourg

August 28, 2026